EXHIBIT 10.4

Loan Agreement

Date of Agreement October 30, 2008

Principal Amount:	$338, 137.92	Account Number:	21-0004650193

Introduction.  This Agreement dated and effective as of November 3, 2008, is entered into between American Restaurants Concepts Inc. (the “Borrower”) and Bank of America, N A (the “Bank”).  The Borrower agrees to the following terms and conditions:

1.

LOAN

1.1

Loan Amount.  The Bank agrees to provide a term loan to the Borrower in the amount of Three Hundred Thirty-Eight Thousand One Hundred Thirty-Seven and 92/100 Dollars ($338,137.92) (the “Commitment”).

1.2

Availability Period.  The loan is available in one disbursement from the Bank on the date of this Agreement.

1.3

Interest Rate.  The interest rate is 7% per year.

1.4

Repayment Terms.

The Borrower will repay principal and interest in equal combined installments of Six Thousand Seven Hundred Ten and 65/100 Dollars ($6,710.65) beginning on December 3, 2008, and on the same day of each month thereafter, and ending on November 3, 2013 (the “Repayment Period”)   In any event, on the last day of the Repayment Period, the Borrower will repay the remaining principal balance plus any interest then due.  Each installment, when paid, will be applied first to the payment of interest accrued.  The balance of each installment will be applied to the repayment of principal.

1.5

Prepayments.  The Borrower may prepay up to twenty percent (20%) of the original amount of the loan in any Annual Period without the payment of a prepayment fee or premium   “Annual Period” means the period commencing on the date of this Agreement and ending twelve (12) months thereafter, and each subsequent twelve-month period Prepayments in any Annual Period which exceed, in the aggregate, twenty percent (20%) of the original amount of the loan (“Excess Prepayments”) must be accompanied by payment of a prepayment fee as follows:

During the first Annual Period, five percent (5%) of the Excess Prepayments,

During the second Annual Period, four percent (4%) of the Excess Prepayments,

During the third Annual Period, three percent (3%) of the Excess Prepayments,

During the fourth Annual Period, two percent (2%) of the Excess Prepayments,

During the fifth Annual Period, one percent (1%) of the Excess Prepayments.

No prepayment fee will be assessed after the fifth Annual Period.  Partial prepayments will be applied to the most remote payment of principal due under this Agreement.

2.

FEES AND EXPENSES

2.1

Fees.

(a)

Waiver Fee.  If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank’s option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment.  Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower.  The Bank may impose additional requirements as a condition to any waiver or amendment.

Ref #: 1000015857 – American Restaurants Concepts Inc.

AFS Loan Agreement

(b)

Late Fee.  To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late   The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

2.2

Expenses.  The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, documentation fees, and all fees and taxes required by law in connection with providing the credit.

2.3

Reimbursement Costs.  The Borrower agrees to reimburse the Bank for the cost of periodic field examinations of Borrower’s books, records and collateral, and appraisals of the collateral, at such intervals as the Bank may reasonably require.  The actions described in this paragraph may be performed by employees of the Bank or by independent appraisers.

3.

COLLATERAL

3.1

Personal Property.  The personal property listed below now owned or owned in the future by the parties listed below will secure Borrower’s obligations to the Bank under this Agreement or, if the collateral is owned by a guarantor, will secure the guaranty, if so indicated in the security agreement.  The collateral is further defined in security agreement (s) executed by the owners of the collateral.  In addition, all personal property collateral owned by the Borrower securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing or received written notice thereof).  All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.

(a)

Equipment and fixtures owned by the Borrower

(b)

Inventory owned by the Borrower

(c)

Receivables owned by Borrower.

3.2

Real Property – Parcel #1.

(a)

The Borrower’s obligations to the Bank under this Agreement will be secured by a lien covering the following real property owned by Michael P. Rosenberger and Rosalia Rosenberger

Parcel I:  12763 Clear Springs Drive

Jacksonville, FL 32225

The Bank’s lien may be junior to the existing first and second liens on the real property.

3.3

Real Property – Parcel #2.

(a)

The Borrower’s obligations to the Bank under this Agreement will be secured by a lien covering the following real property owned by Michael  Philip Rosenberger and W. Roasalie Rosenberger:

Parcel II  1037 Magnolia Landing Drive

Atlantic Beach, FL 32233

The Bank’s lien my be junior to the existing first and second liens on the real property.

(b)

The Bank may require an appraisal or inspections for infestation, structural soundness, environmental hazards, ground stability or other matters relating to the condition of the real property, as required elsewhere in this Agreement or as separately communicated to the Borrower.  The Bank’s decisions on whether to approve or deny the Borrower’s request for credit, or to require or not require appraisals or inspections, should not be relied upon by the Borrower or any other party to determine the fair market value of the property or the condition of the property.  The Bank assumes no liability for the accuracy of any appraisal or inspection and makes no warranty of any kind about the condition or value of the property.  The Borrower and any other party should consult with appropriate professionals for an assessment of the value and condition of the property.

Ref #: 1000015857 – American Restaurants Concepts Inc.

AFS Loan Agreement

4.

DISBURSEMENTS, PAYMENTS AND COSTS

4.1

Telephone Authorization.

(a)

The Bank may honor telephone instructions for advances or repayments given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b)

Advances will be deposited in and repayments will be withdrawn from account number FL 005481136747 owned by the Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower.

(c)

The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions.  This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

4.2

Direct Debit (Pre-Billing).

(a)

The Borrower agrees that the Bank will debit deposit account number FL 005481136747 owned by the Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower (the “Designated Account”) on the date each payment from the Borrower becomes due (the “Due Date”).  Payments include interest payments, principal payments (if applicable) and fees (if applicable).

(b)

Prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the “Billed Amount”).  The bill will be mailed a specific number of calendar days prior to the Due Date, which number of days will be mutually agreed from time to time by the Bank and the Borrower.  The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c)

The bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the “Accrued Amount”)   If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows.

(i)

If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy   The Borrower will not be in default by reason of any such discrepancy.

(ii)

If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding.  The Bank will not pay the Borrower interest on any overpayment.

(d)

The Borrower will maintain sufficient funds in the Designated Account to cover each debit.  If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the Bank may reverse the debit.

(e)

The Borrower may terminate this direct debit arrangement at any time by sending written notice to the Bank.  If the Borrower terminates this arrangement, then the principal amount outstanding under this Agreement will at the option of the Bank bear interest at a rate per annum which is one (1 0) percentage point higher than the rate of interest otherwise provided under this Agreement and the amount of each payment will be increased accordingly.

4.3

Banking Days.  Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market.  All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day.  All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

Ref #: 1000015857 – American Restaurants Concepts Inc.

AFS Loan Agreement

4.4

Interest Calculation.  Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed.  This results in more interest or a higher fee than if a 365-day year is used   Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

4.5

Default Rate.  Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 6.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement.  This may result in compounding of interest.  This will not constitute a waiver of any default.

5.

CONDITIONS

Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

5.1

Authorizations.  If the Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

5.2

Governing Documents.  If required by the Bank, a copy of the Borrower’s organizational documents.

5.3          Guaranties.  Guaranties signed by Hot Wing Concepts, Inc. (“Hot Wing Concepts, Inc.”), Michael P. Rosenberger (“Michael  P. Rosenberger”) and W. Rosalie Rosenberger (“W. Rosalie Rosenberger”).

5.4

Security Agreements.  Signed original security agreements covering the personal property collateral which the Bank requires.

5.5

Perfection and Evidence of Priority.  Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others’ rights and interests, except those the Bank consents to in writing.  All title documents for motor vehicles which are part of the collateral must show the Bank’s interest.

5.6

Payment of Fees.  Payment of all fees, expenses and other amounts due and owing to the Bank.  If any fee is not paid in cash, the Bank may, in its discretion, treat the fee as a principal advance under this Agreement or deduct the fee from the loan proceeds.

5.7

Mortgage.  Signed and acknowledged original mortgage, as required by the Bank, encumbering the real property collateral.

6.

REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties.  Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

6.1

Formation.  If the Borrower is anything other than a natural person, it is duly formed and existing under the laws of the state or other jurisdiction where organized.

6.2

Authorization.  This Agreement, and any instrument or agreement required hereunder, are within the Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational papers.

6.3

Good Standing.  In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

6.4

Financial Information.  All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower’s (and any guarantor’s) financial condition, including all material contingent liabilities.  Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any guarantor).  If the Borrower is comprised of the trustees of a trust, the foregoing representations shall also pertain to the trustor(s) of the trust

Ref #: 1000015857 – American Restaurants Concepts Inc.

AFS Loan Agreement

.

6.5

Lawsuits.  There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower’s financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

6.6

Other Obligations.  The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

6.7

Tax Matters.  The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.

6.8

No Event of Default.  There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

6.9

Collateral.  All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.

7.

COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

7.1

Use of Proceeds.  To use the proceeds of the credit only for business purposes.

7.2

Financial Information.  To provide financial statements and other information in form and content acceptable to the Bank relating to the affairs of the Borrower and any guarantor as requested by the Bank from time to time.

7.3

Other Debts.  Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank’s written consent.  This does not prohibit:

(a)

Acquiring goods, supplies, or merchandise on normal trade credit.

(b)

Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank.

(c)

If the Borrower is a natural person, additional debts of the Borrower as an individual for consumer purposes.

7.4

Other Liens.  Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)

Liens and security interests in favor of the Bank.

(b)

Liens for taxes not yet due.

(c)

Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

7.5

Maintenance of Assets.

(a)

Not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower’s business or the Borrower’s assets except in the ordinary course of the Borrower’s business.

(b)

Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c)

Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d)

To maintain and preserve all rights, privileges, and franchises the Borrower now has.

Ref #: 1000015857 – American Restaurants Concepts Inc.

AFS Loan Agreement

(e)

To make any repairs, renewals, or replacements to keep the Borrower’s properties in good working condition.

7.6

Loans.  Not to make any loans, advances or other extensions of credit to any individual or entity except for extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

7.7

Change of Management.  Not to make any substantial change in the present executive or management personnel of the Borrower.

7.8

Change of Ownership.  If the Borrower is anything other than a natural person, not to cause, permit, or suffer any change in capital ownership such that there is a material change, as determined by the Bank in its sole discretion, in the direct or indirect capital ownership of the Borrower.

7.9

Additional Negative Covenants.  Not to, without the Bank’s written consent:

(a)

Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(b)

Acquire or purchase a business or its assets.

(c)

Engage in any business activities substantially different from the Borrower’s present business.

(d)

Liquidate or dissolve the Borrower’s business.

7.10

Notices to Bank.  To promptly notify the Bank in writing of.

(a)

Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(b)

Any change in the Borrower’s name, legal structure, principal residence (for an individual), state of registration (for a registered entity), place of business, or chief executive office if the Borrower has more than one place of business.

7.11

Insurance

(a)

General Business Insurance.  To maintain insurance as is usual for the business it is in.

(b)

Insurance Covering Collateral.  To maintain all risk property damage insurance policies (including without limitation windstorm coverage, and hurricane coverage as applicable) covering the tangible property comprising the collateral.  Each insurance policy must be for the full replacement cost of this collateral and include a replacement cost endorsement.  The insurance must be issued by an insurance company acceptable to the Bank and must include a lender’s loss payable endorsement in favor of the Bank in a forma acceptable to the Bank.

(c)

Evidence of Insurance.  Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

7.12

Compliance with Laws.  To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower’s business.  The Bank shall have no obligation to make any advance to the Borrower except in compliance with all applicable laws and regulations and the Borrower shall fully cooperate with the Bank in complying with all such applicable laws and regulations.

7.13

Books and Records.  To maintain adequate books and records.

7.14

Audits.  To allow the Bank and its agents to inspect the Borrower’s properties and examine, audit, and make copies of books and records at any reasonable time   If any of the Borrower’s properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.

7.15

Perfection of Liens.  To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

Ref #: 1000015857 – American Restaurants Concepts Inc.

AFS Loan Agreement

7.16

Cooperation.  To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

7.17

Bank as Principal Depository.  To maintain the Bank as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

7.18

Flood and Other Insurance.  If any improved real property collateral is located in a designated flood hazard area, or becomes located in a designated flood hazard area after the date of this Agreement as a result of any re-mapping of flood insurance maps by the Federal Emergency Management Agency, the Borrower will be required to maintain flood insurance on the real property and on any tangible personal property collateral located on the real property   In addition, the Borrower shall maintain such other insurance as the Bank may require to comply with the Bank’s regular requirements and practices in similar transactions, which may include earthquake insurance and insurance covering acts of terrorism.

8.

HAZARDOUS SUBSTANCES

8.1

Indemnity Regarding Hazardous Substances.  The Borrower agrees to indemnify and hold the Bank harmless from and against all liabilities, claims, actions, foreseeable and unforeseeable consequential damages, costs and expenses (including sums paid in settlement of claims and all consultant, expert and legal fees and expenses of the Bank’s counsel) or loss directly or indirectly arising out of or resulting from any of the following:

(a)

Any hazardous substance being present at any time, whether before, during or after any construction, in or around any part of the real property collateral securing this Agreement (the “Real Property”), or in the soil, groundwater or soil vapor on or under the Real Property, including those incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work, or any resulting damages or injuries to the person or property of any third parties or to any natural resources.

(b)

Any use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance.  This indemnity will apply whether the hazardous substance is on, under or about any of the Borrower’s property or operations or property leased to the Borrower, whether or not the property has been taken by the Bank as collateral.

Upon demand by the Bank, the Borrower will defend any investigation, action or proceeding alleging the presence of any hazardous substance in any such location, which affects the Real Property or which is brought or commenced against the Bank, whether alone or together with the Borrower or any other person, all at the Borrower’s own cost and by counsel to be approved by the Bank in the exercise of its reasonable judgment   In the alternative, the Bank may elect to conduct its own defense at the expense of the Borrower   The Borrower’s obligations to the Bank under this Article, except the obligation to give notices to the Bank, shall survive termination of this Agreement, repayment of the Borrower’s obligations to the Bank under this Agreement, and foreclosure of the deed of trust or mortgage encumbering the Real Property or similar proceedings.

8.2

Representation and Warranty Regarding Hazardous Substances.  Before signing this Agreement, the Borrower researched and inquired into the previous uses and ownership of the Real Property.  Based on that due diligence, the Borrower represents and warrants that to the best of its knowledge, no hazardous substance has been disposed of or released or otherwise exists in, on, under or onto the Real Property, except as the Borrower has disclosed to the Bank in writing.

8.3

Compliance Regarding Hazardous Substances.  The Borrower has complied, and will comply and cause all occupants of the Real Property to comply, with all current and future laws, regulations and ordinances or other requirements of any governmental authority relating to or imposing liability or standards of conduct concerning protection of health or the environment or hazardous substances (“Environmental Laws”).  The Borrower shall promptly, at the Borrower’s sole cost and expense, take all reasonable actions with respect to any hazardous substances or other environmental condition at, on, or under the Real Property necessary to (i) comply with all applicable Environmental Laws; (ii) allow continued use, occupation or operation of the Real Property, or (iii) maintain the fair market value of the Real Property.  The Borrower acknowledges that hazardous substances may permanently and materially impair the value and use of the Real Property.

8.4

Notices Regarding Hazardous Substances.  Until full repayment of the loan, the Borrower will promptly notify the Bank in writing if it knows, suspects or believes there may be any hazardous substance in or around the Real Property, or in the soil, groundwater or soil vapor on or under the Real Property, or that the Borrower or the Real Property may be subject to any threatened or pending investigation by any governmental agency under any current or future law, regulation or ordinance pertaining to any hazardous substance.

Ref #: 1000015857 – American Restaurants Concepts Inc.

AFS Loan Agreement

8.5

Site Visits, Observations, and Testing.  The Bank and its agents and representatives will have the right at any reasonable time, after giving reasonable notice to the Borrower, to enter and visit the Real Property and any other locations where any personal property collateral securing this Agreement is located, for the purposes of observing the Real Property and the personal property collateral, taking and removing environmental samples, and conducting tests on any part of the Real Property   The Borrower shall reimburse the Bank on demand for the costs of any such environmental investigation and testing.  The Bank will make reasonable efforts during any site visit, observation or testing conducted pursuant this paragraph to avoid interfering with the Borrower’s use of the Real Property and the personal property collateral.  The Bank is under no duty, however, to visit or observe the Real Property or the personal property collateral or to conduct tests, and any such acts by the Bank will be solely for the purposes of protecting the Bank’s security and preserving the Bank’s rights under this Agreement   No site visit, observation or testing or any report or findings made as a result thereof (“Environmental Report”) (i) will result in a waiver of any default of the Borrower, (ii) impose any liability on the Bank, or (iii) be a representation or warranty of any kind regarding the Real Property or the personal property collateral (including its condition or value or compliance with any laws) or the Environmental Report (including its accuracy or completeness).  In the event the Bank has a duty or obligation under applicable laws, regulations or other requirements to disclose an Environmental Report to the Borrower or any other party, the Borrower authorizes the Bank to make such a disclosure.  The Bank may also disclose an Environmental Report to any regulatory authority, and to any other parties as necessary or appropriate in the Bank’s judgment.  The Borrower further understands and agrees that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to the Borrower by the Bank or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of the Borrower) by the Borrower without advice or assistance from the Bank.

8.6

Definition of Hazardous Substance.  “Hazardous substance” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any current or future federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

9.

DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following without prior notice: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately.  If an event which, with no notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement   In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity   If an event of default occurs under the paragraph entitled “Bankruptcy,” below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

9.1

Failure to Pay.  The Borrower fails to make a payment under this Agreement when due.

9.2

Other Bank Agreements.  Any default occurs under any other agreement the Borrower (or any Obligor) has with the Bank or any affiliate of the Bank   For purposes of this Agreement, “Obligor” shall mean any guarantor, any party pledging collateral to the Bank, or, if the Borrower is comprised of the trustees of a trust, any trustor.

9.3

Cross-default.  Any default occurs under any agreement in connection with any credit the Borrower (or any Obligor) has obtained from anyone else or which the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has guaranteed.

9.4

False Information.  The Borrower or any Obligor has given the Bank false or misleading information or representations.

9.5

Bankruptcy.  The Borrower, any Obligor, or any general partner of the Borrower or of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or the Borrower, any Obligor, or any general partner of the Borrower or of any Obligor makes general assignment for the benefit of creditors.

9.6

Receivers.  A receiver or similar official is appointed for any portion of the Borrower’s or any Obligor’s business, or the business terminated, or, if any Obligor is anything other than a natural person, such Obligor is liquidated or dissolved.

9.7

Revocation or Termination.  If the Borrower is comprised of the trustee(s) of a trust, the trust is revoked or otherwise terminated or all or a substantial part of the Borrower’s assets are distributed or otherwise disposed of.

Ref #: 1000015857 – American Restaurants Concepts Inc.

AFS Loan Agreement

9.8

Lien Priority.  The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

9.9

Judgments.  Any judgments or arbitration awards are entered against the Borrower or any Obligor.

9.10

Death.  If the Borrower or any Obligor is a natural person, the Borrower or such Obligor dies or becomes legally incompetent, if the Borrower or any Obligor is a trust, a trustor dies or becomes legally incompetent; if the Borrower or any Obligor is a partnership, any general partner dies or becomes legally incompetent.

9.11

Material Adverse Change.  A material adverse change occurs, or is reasonably likely to occur, in the Borrower’s (or any Obligor’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

9.12

Government Action.  Any government authority takes action that the Bank believes materially adversely affects the Borrower’s or any Obligor’s financial condition or ability to repay.

9.13

Default under Related Documents.  Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty.

9.14

Other Breach Under Agreement.  A default occurs under any other term or condition of this Agreement not specifically referred to in this Article.

10.

ENFORCING THIS AGREEMENT; MISCELLANEOUS

10.1

GAAP.  Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied or another basis acceptable to the Bank.

10.2

Governing law.  This Agreement is governed by Florida Law.

10.3

Successors and Assigns.  This Agreement is binding on the Borrower’s and the Bank’s successors and assignees  The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent.

10.4

Dispute Resolution Provision.  This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision.”  This Dispute Resolution Provision is a material inducement for the parties entering into this agreement.

(a)

This Dispute Resolution Provision concerns the resolution of any controversies or claims between parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to. (i) this agreement (including any renewals, extensions or modifications), or (ii) any document related to this agreement (collectively a “Claim”)   For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any parents corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration or any obligation described or evidenced by this agreement.

(b)

At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code)(the “Act”). The Act will apply even though this agreement provides that it is governed by the law of a specified state.

(c)

Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Dispute Resolution Provision.  In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d)

The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the ,

Ref #: 1000015857 – American Restaurants Concepts Inc.

AFS Loan Agreement

governing law section of this agreement.  All Claims shall be determined by one arbitratorhowever, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators.  All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing.  However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days.  The arbitrator(s) shall provide a concise written statement of reasons for the award.  The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(e)

The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred.  For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit.  Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (h) of this Dispute Resolution Provision.  The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f)

This paragraph does not limit the right of any party to (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)

The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h)

Any arbitration or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”). Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator.  The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims.  If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver   The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.

(i)

By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim.  Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim   This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable   WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

10.5

Severability; Waivers.  If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default.  If the Bank waives a default, it may enforce a later default.  Any consent or waiver under this Agreement must be in writing.

10.6

Attorneys’ Fees.  The Borrower shall reimburse the Bank for any reasonable costs and the attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement   In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator.  In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case.  To the extent permitted by law, as used in this paragraph, “attorneys’ fees” includes the allocated costs of the Bank’s in-house counsel.

10.7

Individual Liability.  If the Borrower is a natural person, the Bank may proceed against the Borrower’s business and non-business property in enforcing this and other agreements relating to this loan.  If the Borrower is a partnership, the

Ref #: 1000015857 – American Restaurants Concepts Inc.

AFS Loan Agreement

Bank may proceed against the business and non-business property of each general partner of the Borrower in enforcing this and other agreements relating to this loan.

10.8

Joint and Several Liability.  If two or more Borrowers sign this Agreement, each Borrower agrees that it is jointly and severally liable to the Bank for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrowers.

10.9

Set-Off.

(a)

In addition to any rights and remedies of the Bank provided by law, upon the occurrence and during the continuance of any event of default under this Agreement, the Bank is authorized, at any time, to set off and apply any and all Deposits of the Borrower or any Obligor held by the Bank against any and all Obligations owing to the Bank.  The set-off may be irrespective of whether or not the Bank shall have made demand under this Agreement or any guaranty, and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable Deposits.

(b)

The set-off may be made without prior notice to the Borrower or any other party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Obligor) to the fullest extent permitted by law.  The Bank agrees promptly to notify the Borrower after any such set-off and application, provided, however, that the failure to give notice shall not affect the validity of such set-off and application.

(c)

For the purposes of this paragraph, “Deposits” means any deposits (general or special, time or demand, provisional or final, individual or joint) and any instruments owned by the Borrower or any Obligor which come into the possession or custody or under the control of the Bank.  “Obligations” means all obligations, now or hereafter existing, of the Borrower to the Bank under this Agreement and under any other agreement or instrument executed in connection with this Agreement, and the obligations to the Bank of any Obligor.

10.10

One Agreement.  This Agreement and any related security or other agreements required by this Agreement collectively.

(a)

represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b)

replace any prior oral or written agreements between the Bank and the Borrower concerning this credit, and

(c)

are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

10.11

Indemnification.  The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit   This indemnity includes but is not limited to attorneys’ fees (including the allocated cost of in-house counsel)   This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns.  This indemnity will survive repayment of the Borrower’s obligations to the Bank.  All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

10.12

Notices.  Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify time to time in writing   Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, or (ii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

10.13

Headings.  Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

Ref #: 1000015857 – American Restaurants Concepts Inc.

AFS Loan Agreement

10.14

Counterparts.  This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

10.15

Borrower Information; Reporting to Credit Bureaus.  The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower’s credit references, verify employment, and obtain credit reports.  The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and/or all guarantors as is consistent with Bank’s policies and practices from time to time in effect.

10.16

Limitation of Interest and Other Charges.  Notwithstanding any other provision contained in this Agreement, the Bank does not intend to charge and the Borrower shall not be required to pay any amount of interest or other fees or charges that is in excess of the maximum permitted by applicable law   Any payment in excess of such maximum shall be refunded to the Borrower or credited against principal, at the option of the Bank.  It is the express intent hereof that the Borrower not pay and the Bank not receive, directly or indirectly, interest in excess of that which may be lawfully paid under applicable law including the usury laws in force in state of Florida.

This Agreement is executed as of the date stated at the top of the first page.

       Bank:

       Bank of America, N.A:

       By:  ________________________________

  Authorized Signer, Officer

                     Borrower:

       American Restaurants Concepts Inc.

       By:  ________________________________

  Michael P. Rosenberger, President

    Florida documentary stamp taxes

    required by law in the amount of

       By:  ________________________________

    $Affixed [illegible]  has been or will be paid

                 Rosalie Rosenberger, Vice President

    to the Department of Revenue.

    Certificate of Registration [illegible]

Address where notices to the Bank are to be sent:

       Address where notices to the Borrower are to be sent:

Bank of America, N A

       American Restaurants Concepts Inc.

Jacksonville – Attn:  Notice Desk

       14476 Duval Place West, Suite 103

FL9-100-03-15

       Jacksonville, FL 32218

9000 Southside Blvd., 3rd Floor

Jacksonville, FL 32256

Ref #: 1000015857 – American Restaurants Concepts Inc.

AFS Loan Agreement

Federal law requires Bank of America, N.A. (the “Bank”) to provide the following three notices.  The notices are not part of the foregoing agreement or instrument and may not be altered.  Please read the notices carefully.

(1)

USA PATRIOT ACT NOTICE

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan   The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information.  The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

Notices #2 and #3 apply only to individual Borrowers or Guarantors and individuals who are pledging collateral, granting a lien on real property or are otherwise obligated to the Bank (“Obligors”):

(2)

AFFILIATE SHARING NOTICE

From time to time the Bank may share information about the Obligor’s experience with Bank of America Corporation (or any successor company) and its subsidiaries and affiliated companies (the “Affiliates”), including, but not limited to, the Bank of America Companies listed in notice #3 below   The Bank may also share with the Affiliates credit-related information contained in any applications, from credit reports and information it may obtain about the Obligor from outside sources.

If the Obligor is an individual, the Obligor may instruct the Bank not to share this information with the Affiliates   The Obligor can make this election by (1) calling the Bank at 1 888 341 5000, (2) visiting the Bank online at www.bankofamerica.com, selecting “Privacy & Security,” and then selecting “Set Your Privacy Preferences,” or (3) contacting the Obligor’s client manager or local banking center   To help the Bank complete the Obligor’s request, the Obligor should include the Obligor’s name, address, phone number, account number(s) and social security number.

If the Obligor makes this election, certain products or services may not be made available to the Obligor.  This request will apply to information from applications, consumer reports and other outside sources only   Through the normal course of doing business, including servicing the Obligor’s accounts and better serving the Obligor’s financial needs, the Bank will continue to share transaction and account experience information, as well as other general information among the Affiliates.

(3)

AFFILIATE MARKETING NOTICE – YOUR CHOICE TO LIMIT MARKETING

•

The Bank of America companies listed below are providing this notice #3

•

Federal law gives you the right to limit some but not all marketing from all the Bank of America affiliated companies Federal law also requires us to give you this notice to tell you about your choice to limit marketing from all the Bank of America affiliated companies.

•

You  may limit all the Bank of America affiliated companies, such as the banking, loan, credit card, insurance and securities companies, from marketing their products or services to you based upon your personal information that they receive from other Bank of America companies   This information includes your income, your account history, and your credit score.

•

Your choice to limit marketing offers from all the Bank of America affiliated companies will apply for at least 5 years from when you tell us your choice.  Before your choice to limit marketing expires, you will receive a renewal notice that will allow you to continue to limit marketing offers from all the Bank of America affiliated companies for at least another 5 years.

•

You may tell us your choice to limit marketing offers and you may tell us the choices for other customers who are joint account holders with you.

•

This limitation will not apply in certain circumstances, such as when you have an account or service relationship with the Bank of America company that is marketing to you.

•

For individuals with business purpose accounts, this limitation will only apply to marketing to individuals and not marketing to a business.

Ref #: 1000015857 – American Restaurants Concepts Inc.

AFS Loan Agreement

To limit marketing offers, contact us at 800.282.2884

Effective October 1, 2008

Bank of America Companies:

Banks and Trust Companies

Brokerage and Investments

Bank of America, N A

BACAP Alternative Advisors, Inc.

LaSalle Bank National Association

Bank of America Capital Advisors LLC

LaSalle Bank Midwest National Association

Banc of America Investment Advisors, Inc

Banc of America Investment Services, Inc

Credit Card

Banc of America Securities LLC

Bank of America Consumer Card Services,

LaSalle Financial Services, Inc.

LLC

U.S. Trust Hedge Fund Management, Inc.

Bank of America

UST Securities Corp.

Fleet Credit Card Services, L.P.

Real Estate

Insurance and Annuities

HomeFocus Services, LLC

BA Insurance Services, Inc.

Banc of America Agency of Texas, Inc.

Administrative Services

Banc of America Insurance Services, Inc.,

LaSalle Healthcare Administrative Services,

    dba Banc of America Insurance Agency in

LLC

    New York State

General Fidelity Insurance Company

Merchant Services

General Fidelity Life Insurance Company

BA Merchant Services, LLC

LaSalle Financial Services, Inc

LaSalle Merchant Services, LLC

Ref #: 1000015857 – American Restaurants Concepts Inc.

AFS Loan Agreement